Exhibit 10.4

COMPUTER SERVICES AGREEMENT

THIS COMPUTER SERVICES AGREEMENT (this “Agreement”) is made and entered into as of the 5th day of November, 2003 (the “Effective Date”), by and between UNION PACIFIC CORPORATION, a Utah corporation (“UPC”), and OVERNITE CORPORATION, a Virginia corporation (“Overnite”).

WHEREAS, UPC intends to sell its entire interest in Overnite Holding, Inc., a Delaware corporation (“OHI”), in connection with an underwritten initial public offering (the closing of which is hereafter referred to as the “Offering”);

WHEREAS, immediately prior to the Offering, Overnite will acquire from UPC all of the outstanding common stock of OHI in exchange for, inter alia, all of the outstanding common stock of Overnite (the “Divestiture Transaction”), such that OHI will become a wholly-owned subsidiary of Overnite and, immediately following the Offering, Overnite will be a publicly-owned company;

WHEREAS, Overnite Transportation Company, a Virginia corporation (“OTC”), and Motor Cargo Industries, Inc., a Utah corporation (“Motor Cargo”), each a wholly-owned, indirect subsidiary of OHI, and each become a wholly-owned, indirect subsidiary of Overnite immediately following the Divestiture Transaction;

WHEREAS, UPC, through its wholly-owned subsidiaries Transentric, Inc. (“Transentric”) and Union Pacific Railroad Company (“UPRR”), has provided to its subsidiaries, including OTC, certain data center services and other miscellaneous services, including the services described herein; and

WHEREAS, UPC and Overnite desire that UPC continue to provide such services following the Divestiture Transaction and the Offering pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement, intending to be bound hereby, agree as follows:

1. Data Center Services. UPC, through UPRR, has provided and currently provides to OTC certain data center processing services in support of certain business applications of OTC, which services are provided from UPRR’s St. Louis, Missouri data center (the “UP Data Center”), including the following services (collectively, the “Data Center Services”): usage and non-usage based services for the current mainframe central processing unit and any successors, applications services, decision support services, and associated support services, including without limitation direct access storage devices, print, tape mounts, and overhead.

2. Agilink Services. Transentric LLC, a subsidiary of UPC, has provided and currently provides OTC with certain messaging services, autofax services, mapping services, and Kleinschmidt bill services, pursuant to that certain letter agreement, dated February 20, 2003 (the “Agilink Letter”), between Transentric and OTC (collectively, the “Agilink Services”).

3. Office Space. UPC has provided and currently provides OTC with office space in its facility located at 7930 Clayton Road, St. Louis, Missouri (the “Clayton Facility”), for up to six (6) OTC employees, along with necessary equipment and utilities, including without limitation, desks, office supplies, electricity, phone lines, data lines, use of office equipment (such as fax and copy machines), and trash removal and janitorial services (hereinafter referred to as “Office Space and Related Equipment and Services”).

4. Continued Provision of Services. UPC shall provide or cause to be provided the Data Center Services, the Agilink Services, and the Office Space and Related Equipment and Services (collectively, the “Services”) to Overnite and its subsidiaries pursuant to the terms and conditions set forth herein. UPC shall provide Services of at least the same nature and quality as the similar services that it has provided to OTC during the year prior to the Effective Date of this Agreement, and shall perform the Services with at least the same degree of care, skill, timeliness and prudence that it exercises with respect to its own operations. The provision of Agilink Services will be governed solely by the Agilink Letter. The availability of the systems used in providing the Data Center Services and UPC’s response times related to provision of the Data Center Services shall meet or exceed the standards to be agreed to between UPC and Overnite. UPC agrees to cooperate in good faith with Overnite to plan and evaluate upgrades related to the Data Center Services and the relocation of OTC’s data center to Richmond, Virginia. In the event that Overnite requires any additional services not contemplated hereby, Overnite shall deliver a written request for such services, and UPC will determine in its sole judgment whether it will provide such additional requested services. The rate for such additional services shall be determined in accordance with Section 6 of this Agreement.

5. Term.

A. UPC shall provide the Services from the Effective Date through December 31, 2004. Notwithstanding the foregoing, Overnite shall have the option to terminate this Agreement as to one or more of the particular Services by providing UPC with sixty (60) days’ written notice thereof. UPC agrees to assist Overnite with the transitioning of Services in accordance with the terms and conditions of this Agreement. Overnite shall have the option to extend this Agreement and the provision of some or all of the Services through December 31, 2005 by providing UPC with written notice of such intent on or before June 30, 2004. In the event that Overnite does not exercise its option to extend, then this Agreement shall terminate on December 31, 2004. In the event that Overnite does exercise its option to extend, then this Agreement shall terminate on December 31, 2005.

B. Notwithstanding the foregoing, the following terms apply to specific Services:

(1) UPC agrees to provide the Office Space and Related Equipment and Services until the earlier to occur of (A) notice of termination of these services by OTC or (B) one month prior to the date on which UPC moves its mainframe data center operations from the UP Data Center.

(2) UPC will provide the Data Center Services until such time as Overnite completes its Richmond data center, which will not be later than one month prior to the date on which UPC moves its mainframe data center operations from the UP Data Center. UPC will provide Overnite notice of the estimated actual moving date, which in no event shall be provided later than 30 days prior to such date. Notwithstanding the foregoing, UPC will provide Teradata services (the “Teradata Services”) to Overnite until December 31, 2005 unless Overnite sooner terminates such services by providing written notice to UPC.

C. Overnite hereby covenants and agrees that its new data center in Richmond will be completed on or before the date that is one month prior to the date on which UPC moves its mainframe data center operations from the UP Data Center. UPC will provide Overnite notice of the estimated actual moving date, which in no event shall be provided later than 30 days prior to such moving date.

D. This Agreement shall become terminable by UPC immediately upon the acquisition by any third party (including any group of investors or acquirors acting in concert with the intent to acquire, or acquire control of, Overnite) of all or substantially all of the assets of Overnite or a majority of the issued and outstanding common stock of Overnite or that amount of any other voting security or securities of Overnite that would constitute a majority of the voting securities of Overnite or other similar disposition or transaction.

6. Fees. Rates for the Services provided during 2003 are set forth on Appendices A and B to this Agreement. All items on Appendices A and B that are invoiced on a pass-through basis will be invoiced on the same basis for any such services that are provided pursuant to this Agreement after 2003. Additionally, all items on Appendices A & B that are invoiced on a usage basis will be invoiced at the rates applicable to such items for 2003 for any such Services that are provided pursuant to this Agreement after 2003. Rates for any additional services to be provided by UPC to Overnite pursuant to Section 4 of this Agreement shall be determined by mutual agreement of the parties hereto; provided, however, that in no event will the rates for any such additional services be less than UPC’s estimated actual cost of providing such Services or additional services.

7. Billing and Payment. Each month during the term of this Agreement and in the first month after termination of this Agreement (or any extension thereof), UPC shall submit to Overnite an invoice containing the estimated charges for the Services for the then current month and containing a detailed statement, for the prior month, of all of the charges for the Services. Overnite shall remit payment in full for the estimated charges, reflecting any adjustments for prior months’ charges, by wire transfer or immediately available funds to an account designated by UPC, on or prior to the later of: (a) five (5) business days after receipt of such invoices, or (b) the end of the then current month. Overnite shall notify UPC of any good-faith dispute with respect to an invoiced amount and the basis therefor. In the event of a dispute as to the invoiced amount, Overnite shall pay all undisputed amounts but shall be entitled to withhold amounts subject to any such dispute. In the event of such a dispute, the parties agree to provide each other with records and information relating to such dispute and, without limiting their rights and remedies, to negotiate in good faith to attempt to resolve such dispute.

Any late payment shall be subject to any costs of collection (including reasonable legal fees) and shall bear interest at the rate of 0.5% per month or a fraction thereof until paid. UPC shall not commence suit on collection of late payment prior to providing seven (7) days notice of its intent to commence suit to Overnite.

8. Liability and Indemnification. Except as provided below, UPC and all of its directors, officers, agents and employees shall have no liability, whether direct or indirect, in contract, tort or otherwise, under this Agreement for any damage, loss or other harm (including, without limitation, out-of-pocket expenses and fees and disbursements of counsel) of any type suffered by Overnite or any third party in connection with the performance or non-performance of this Agreement or the Services contemplated hereby or the actions or in-actions of any of the indemnified parties in connection with the foregoing, except for any such damage, loss or other harm directly caused by or directly resulting from the negligence or willful misconduct of UPC in connection with the performance or non-performance of this Agreement or the Services contemplated hereby or the actions or inaction of any of the indemnified parties in connection with the foregoing. In the vent of a third party claim, Overnite, including its successors and assigns, for itself and on behalf of all of its subsidiaries and affiliates, including their respective successors and assigns, shall indemnify, defend and hold harmless UPC and all of its directors, officers, agents and employees from and against any and all such damages, losses and other harms (including, without limitation, out-of-pocket expenses and fees and disbursements of counsel) caused by or arising out of the performance or non-performance of this Agreement or the Services contemplated hereby or the actions or in-actions of any of the indemnified parties in connection with the foregoing other than any such damage, loss or other harm directly caused by or directly resulting from the negligence or willful misconduct of UPC in connection with the performance or non-performance of this Agreement or the Services contemplated hereby or the actions or in-actions of any of the indemnified parties in connection with the foregoing. The total liability of UPC under this Section 8 will not under any circumstances exceed the aggregate amount of fees paid to UPC by

Overnite. Notwithstanding any other provision of this Agreement, UPC shall have no liability for (i) any lost profits or any incidental, consequential, special, indirect or similar damages of any kind or nature whatsoever of Overnite or any third party (including the fees and expenses of counsel), (ii) any damages, claims or other losses resulting from the acts or omissions of any third party (other than UPC or any subsidiary of UPC) that provides Services hereunder or (iii) any damages, claims or other losses resulting from the violation by Overnite of any licenses or sub-license relating to any software or computer programs made available to Overnite by UPC. This Section 8 shall survive the termination of this Agreement until such time as the obligations of the parties (including their respective successors and assigns) set forth in this Section 8 have been fully satisfied.

9. Licenses and Permits. Overnite, at Overnite’s sole expense, shall be responsible for obtaining all necessary software licenses, permits and other similar arrangements required for the provision by UPC of the Services (and any additional services) due to the Offering and Acquisition and the resulting disaffiliation of Overnite from UPC and its subsidiaries and affiliates. Overnite hereby agrees to indemnify, defend and hold harmless UPC, its subsidiaries and affiliates and their respective officers, directors and employees from and against any harm, claims, losses or damages resulting from the failure by Overnite to obtain any licenses, permits or other similar arrangements required for the provision by UPC of the Services (and any additional services), whether resulting from any claim, including one or more claims based on contract, warranty, tort or equity. Overnite understands and agrees that UPC (and its subsidiaries) shall be entitled to injunctive or similar relief in the event that Overnite (or its subsidiaries) violates this Section 9 in addition to, and cumulative with, any other remedies that may be available to UPC (and its subsidiaries). UPC will cooperate in good faith to assist Overnite with securing all necessary licenses, permits and similar arrangements.

10. Confidentiality. For purposes hereof, “Confidential Information” means any information, in any form or medium, which relates to any component of a party’s business and which is not a matter of public record or generally known to the public, including, without limitation, information relating to inventions; patent, trademark, and copyright applications; improvements; know-how; specifications; drawings; cost and pricing data; process flow diagrams; customer and supplier lists; bills; ideas; concepts; financial information; plans, practices, and procedures; agreements, documents, or instruments involving the party; and any information or materials deemed or designated as confidential or proprietary by the party. Each party agrees that during and after the term of this Agreement (or any extension thereof), unless specifically authorized by the other party in a prior writing, it shall not, directly or indirectly, disclose the other party’s Confidential Information to any person or entity, or use the other party’s Confidential Information for its benefit. In the event that a party is requested or required to disclose the other party’s Confidential Information in connection with any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process, that party will promptly notify the other party of the request or requirement so that the other party may seek an appropriate protective order. If, in the absence of a protective order, a party, on the advice of counsel, is compelled by any tribunal to disclose the other party’s Confidential Information, that party shall use its best efforts to obtain an order or other assurance that confidential treatment will be accorded to such Confidential Information required to be disclosed. Promptly upon request, or upon termination of this Agreement for any reason, each party shall return to the other party or destroy, as requested by the other party, any materials in its possession or control that contain, embody, or reflect the other party’s Confidential Information.

11. Assignment. Neither party shall assign or transfer any of its rights or obligations under this Agreement except with the prior written consent of the other party, which consent may be withheld by such other party in its sole discretion. This Agreement shall be binding upon and shall inure to the benefit of the parties and their successors and permitted assigns.

12. Miscellaneous.

A. Notices. All notices and other communications hereunder shall be in writing and shall be delivered in person, by United States mail, certified, return receipt requested, postage prepaid, by express mail by a nationally recognized carrier, or by facsimile transmission (provided, if sent by facsimile transmission, such notice shall also be sent by one of the other methods provided under this Section 12 within 24 hours after initially sent by facsimile transmission) to the following:

(i)	If to UPC: Union Pacific Corporation 1416 Dodge Street Omaha, Nebraska 68179-0001 Fax No.: (402) 271-6444 ATTN: Senior Vice President, Information Technologies
(ii)	If to Overnite: Overnite Corporation 1000 Semmes Avenue Richmond, Virginia 23224-2246 Fax No.: (804) 231-8501 ATTN: Vice President of Information Technologies

or to such other addresses as either party may designate from time to time in writing. The date of any notice so sent will be deemed to be the date of receipt (or refusal), in the case of United States mail, the following business day, in the case of overnight express mail, and, in the case of facsimile transmission, upon receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day if not received during the recipient’s normal business hours.

B. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

C. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which shall together constitute but one and the same instrument.

D. Headings. The headings and captions set forth in this Agreement are for convenience of reference only and shall not affect the construction or interpretation hereof.

E. Severability. The provisions of this Agreement are severable. Should any provision of this Agreement be void, voidable, or unenforceable, this shall not affect or invalidate any other provisions of this Agreement, which shall continue to govern the relative rights and obligations of the parties as though such void, voidable, or unenforceable provision were not a part hereof.

F. Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, with respect thereto. This Agreement may not be modified or amended except by a subsequent written instrument duly executed by both parties. No failure or delay by any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof. Nor shall any single or partial exercise thereof preclude any other or further exercise of any other right, power, or privilege.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date first written above.

UNION PACIFIC CORPORATION,		OVERNITE CORPORATION,

By:	/s/ Carl W. von Bernuth	By:	/s/ Patrick D. Hanley
Name:	Carl W. von Bernuth	Name:	Patrick D. Hanley
Title:	Senior Vice President, Secretary and General Counsel	Title:	Senior Vice President and Chief Financial Officer